CONSECO VARIABLE INSURANCE COMPANY
                         11815 North Pennsylvania Street
                           Carmel, Indiana 46032-4572
                                 1-800-817-3700

                          INTERNAL APPEALS ENDORSEMENT

The contract to which this endorsement is attached is hereby amended as follows:

Any controversy arising out of or relating in any manner to the contract, including without limitation any disputes relating to a claim for benefits, is subject to the following internal appeals procedures that are available to the contract owner, insured and/or beneficiary(ies) or assignee under the terms of the contract (collectively hereinafter "Contractholder").

1.       Appeal of Final Decision

(1) If Conseco Variable Insurance Company (the Company) makes a final decision which the Contractholder wishes to appeal a written request must be sent within sixty (60) days of the date of the Company's written notice of its decision. The appeal shall be addressed to Conseco Variable Insurance Company Attn: V.P., Claims, 11815 North Pennsylvania Street, Carmel, Indiana 46032-4555:

(2) The Contractholder's written request must provide:

   (a) The contract number, name of the Contractholder, and a written statement of the reasons for the appeal and the facts of the matter; and

   (b) Copies of any evidence or other supporting documentation.

(3)(a) Within forty-five (45) days after the date of receipt of a timely-filed request for reconsideration, the Company must provide written notice to the Contractholder that:

      (i)      the decision has been reversed or modified;

      (ii)     the decision has been reaffirmed; or

      (iii) additional information is being requested from the Contractholder (which shall include any information from third parties, such as health care providers).

   (b) Within thirty (30) days after the requested information is received, the Company must notify the Contractholder as provided in (i) or (ii) herein.

   (c) If the Contractholder does not provide the information requested within sixty (60) days of the requesting date, the Company will reconsider the decision based on the information in the file.

2.       Dispute Resolution Procedures

If the Contractowner wishes to appeal the final decision of the V.P. of Claims, the Company is willing to attempt to resolve the dispute through mediation and/or arbitration in accordance with the Insurance Dispute Resolution Program, as amended, and as administered by the American Arbitration Association. If arbitration is selected, judgment on the award may be entered into any court having jurisdiction thereof. For more information, contact: Legal Department-Alternative Dispute Resolution Program, Conseco Services, LLC, 11825
N. Pennsylvania Street, Carmel, Indiana 46032. Please include your name, address, telephone number, policy number and social security number on your correspondence.

This provision is intended to allow an administrative process for the resolution of complaints relating to the policy. It is not intended, in any manner, to impair, change, or modify the incontestability provision.

Conseco Variable Insurance Company
         President